Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Evans & Sutherland Computer Corporation

We hereby consent to the incorporation by reference in the Registration Statements Nos. 33-39632, 333-53305, 333-58733, 333-104754, and 333-118277 on Form S-8 and Registration Statements Nos. 333-09657 and 333-137637 on Form S-3 of Evans & Sutherland Computer Corporation of our report dated March 15, 2013, with respect to the consolidated balance sheets of Evans & Sutherland Computer Corporation as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive loss, stockholders' deficit, and cash flows for the years then ended, which report appears in the December 31, 2012 Annual Report on Form 10-K of Evans & Sutherland Computer Corporation.

/s/ TANNER LLC

March 15, 2013
Salt Lake City, Utah